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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement, dated as of May 24, 2004 (the "Effective Date"), is by and among Finger Lake International, Inc., a New York corporation ("Seller"), Glenn Donnelly, Bruno M. DiMatteo and Paul Vitale, being all of the shareholders of Seller (each, a "Shareholder" and collectively, the "Shareholders"), Boundless Motor Sports Racing, Inc., a Colorado corporation ("Parent"), and Boundless Racing, Inc., a Texas corporation and wholly-owned subsidiary of Parent ("Purchaser").

                                  WITNESSETH:

         WHEREAS, Seller, Parent and Boundless Track Operations, Inc., a Nevada corporation and wholly-owned subsidiary of Parent, entered into that certain Asset Purchase Agreement dated as of August 13, 2003 (the "Original Agreement"), which agreement was amended as October 1, 2003 to, among other things, extend the closing date for the transactions contemplated under the Original Agreement;

         WHEREAS, Parent paid to Seller $750,000 under the Original Agreement by delivery to Seller of 250,000 shares of Parent's common stock, $.0001 par value per share;

         WHEREAS, the Original Agreement was terminated by Seller as of April 1, 2004 pursuant to Section 12.1, subpart (e); and

         WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets of Seller;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         Section 1.1. DEFINITIONS. Certain terms used in this Agreement but not otherwise defined shall have the meanings ascribed thereto in Exhibit A attached hereto.

                                   ARTICLE II
                                PURCHASE AND SALE

         Section 2.1. PURCHASE AND SALE OF ASSETS. Subject to and upon the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all security interests, liens, claims and encumbrances and Purchaser shall purchase, accept and acquire from Seller, the Assets.

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         Section 2.2. PURCHASE PRICE.

         (a) TOTAL PURCHASE PRICE. The total purchase price for the Assets (the "Purchase Price") shall be $1,800,000 (the "Purchase Price"), $1,050,000 of which shall be due and payable upon execution of this Agreement as follows:
$1,000,000 shall be payable in cash (the "Cash Consideration") and $50,000 shall be payable by the delivery by Parent to Seller of 50,000 shares of common stock, par value $0.001 per share, of Parent (the "Shares") [it being agreed and understood that an instruction letter shall be delivered to Parent's transfer agent on the Closing Date, with delivery of the Shares taking 3-7 days thereafter], and $750,000 of which is offset by the amount paid by Parent to Seller under the Original Agreement. Purchaser shall not assume or agree to pay, perform or discharge any liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise.

         (b) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as reasonably determined by Purchaser, such allocation to be made as provided in Section 1060 of the Internal Revenue Code of 1986 (the "Code"). Purchaser and Seller shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of the Purchase Price consistent with such allocation. Purchaser and Seller shall file on a timely basis any amendments required to such Form 8594 as a result of a subsequent increase or decrease of the Purchase Price. Purchaser and Seller shall not take any position on their respective income tax returns that is inconsistent with such allocation or as adjusted as a result of a subsequent increase or decrease in the Purchase Price.

                                  ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

         Seller and the Shareholders jointly and severally represent and warrant that the following are true and correct as of the date hereof and will be true and correct through the Effective Date as if made on that date (all Schedules reference in this Article III are contained in the Seller Disclosure Schedule of even date herewith):

         Section 3.1. ORGANIZATION AND GOOD STANDING; QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary. Seller does not have any assets, employees or offices in any state other than New York. Seller does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         Section 3.2. CORPORATE RECORDS. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of Seller that have been delivered to Purchaser are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of Seller, copies of which have been delivered to Purchaser, contain accurate minutes of all meetings of,


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and accurate consents to all actions taken without meetings by, the Board of
Directors (and any committees thereof) and the shareholders of Seller since the formation of Seller.

         Section 3.3. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Seller. This Agreement and each other agreement contemplated hereby have been or will be as of the Effective Date duly executed and delivered by Seller and the Shareholders and constitute or will constitute (as the case may be) legal, valid and binding obligations of Seller and the Shareholders, enforceable against Seller and the Shareholders in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 3.4. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Seller or any agreement, indenture or other instrument under which Seller or any Shareholder is bound or to which any of the Assets are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the Assets or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Seller, any Shareholder or the Assets.

         Section 3.5. CONSENTS. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Seller or any Shareholder.

         Section 3.6. FINANCIAL STATEMENTS. Seller has furnished to Purchaser Seller's audited balance sheet and related audited statements of income, retained earnings and cash flows for the twelve-month periods ended December 31, 2001 and 2002, including the notes thereto, as well as unaudited balance sheets and related unaudited statements of income, retained earnings and cash flows for the twelve-month period ended December 31, 2003 (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller, fairly present the financial condition and results of operations of Seller as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods. Seller did not have any business activity during the first three months of 2004.

         Section 3.7. LIABILITIES AND OBLIGATIONS. The Financial Statements reflect all liabilities of Seller, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof. Except as set forth in the Financial Statements, Seller is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership,

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joint venture, trust or other entity, and Seller knows of no basis for the assertion of any other claims or liabilities of any nature or in any amount.

         Section 3.8. EMPLOYEE MATTERS.

         (a) CASH COMPENSATION. Seller does not have any employees who are currently compensated (including wages, salaries and bonuses) ("Cash Compensation") at a rate in excess of $20,000 per year or who earned in excess of such amount during Seller's preceding fiscal year. Seller has not agreed to
(i) any increases in Cash Compensation of employees of Seller during the current and immediately preceding fiscal years of Seller and (ii) any promised increases in Cash Compensation of employees of Seller that have not yet been effected.

         (b) COMPENSATION PLANS. Seller does not have any compensation plans, arrangements or practices (the "Compensation Plans") sponsored by Seller or to which Seller contributes on behalf of its employees.

         (c) EMPLOYMENT AGREEMENTS. Seller is not a party to any employment agreements with any of its employees.

         (d) EMPLOYEE POLICIES AND PROCEDURES. Seller does not have any employee manuals, policies, procedures and work-related rules that apply to employees of Seller.

         (e) LABOR COMPLIANCE. Seller (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours; and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. Seller has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against Seller before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist; or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting Seller, nor does any basis therefor exist.

         (f) UNIONS; ALIENS. Seller has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of Seller are represented by any union, labor organization or collective bargaining unit. To the best knowledge of Seller, the employees of Seller have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit. All employees of Seller are citizens of, or are authorized to be employed in, the United States.

         Section 3.9. EMPLOYEE BENEFIT PLANS.

         (a) IDENTIFICATION. There are no employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored by Seller or to which Seller contributes on behalf of its employees and there are no Employee Benefit Plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof.

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         Section 3.10. ABSENCE OF CERTAIN CHANGES. Since December 31, 2003,
Seller has not: (i) suffered any material adverse change, whether or not caused by any deliberate act or omission of Seller, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects;
(ii)contracted for the purchase of any capital assets having a cost in excess of $50,000 or paid any capital expenditures in excess of $50,000; (iii) incurred any indebtedness for borrowed money or issued or sold any debt securities; (iv) incurred or discharged any liabilities or obligations except in the ordinary course of business; (v) paid any amount on any indebtedness prior to the due date, forgiven or cancelled any debts or claims or released or waived any rights or claims; (vi) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets; (vii) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, its business; (viii) acquired or disposed of any assets except in the ordinary course of business; (ix) written up or written down the carrying value of any of its assets; (x) changed the costing system or depreciation methods of accounting for its assets; (xi) waived any material rights or forgiven any material claims; (xii) lost or terminated any employee, customer or supplier, the loss or termination of which has materially and adversely affected, or could materially and adversely affect, its business or assets; (xiii) increased the compensation of any director or officer; (xiv) increased the compensation of any employee except in the ordinary course of business; (xv) made any payments to or loaned any money to any person or entity referred to in Section 3.28; (xvi) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity; (xvii) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights; (xviii) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business; or (xix) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller.

         Section 3.11. TITLE; LEASED ASSETS.

         (a) REAL PROPERTY. A description of all interests in real property owned by Seller (collectively, the "Real Property") is set forth in Schedule 3.11(a). Except as set forth in Schedule 3.11(a), Seller has good, valid and indefeasible title to all the Real Property. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Real Property free and clear of all liens, claims and encumbrances other than those described in Schedule 3.11(a).

         (b) PERSONAL PROPERTY. A description of all tangible and intangible personal property owned by Seller (collectively, the "Personal Property") is set forth in Schedule 3.11(b). Except as set forth in Schedule 3.11(b), Seller has good, valid and marketable title to all the Personal Property. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Personal Property free and clear of all security interests, liens, claims and encumbrances other than those described in Schedule 3.11(b).

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         (c) LEASES. A list and brief description of all leases of real and personal property to which Seller is a party, either as lessor or lessee, are set forth in Schedule 3.11 (c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         (d) RIGHT TO USE ASSETS. Except for those assets acquired since March 31, 2004, all tangible assets used in the conduct of Seller's business are reflected in the Financial Statements in a manner that is in conformity with generally accepted accounting principles applied on a consistent basis with prior periods. Seller owns, leases or otherwise possesses a transferable right to use all assets used in the conduct of its business, and except for the Excluded Assets, will transfer all of such rights to Purchaser at Closing.

         Section 3.12. COMMITMENTS.

         (a) COMMITMENTS; DEFAULTS. Seller has not entered into, nor are the Assets or the business of Seller bound by, whether or not in writing, any: (i) partnership or joint venture agreement; (ii) deed of trust or other security agreement; (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer; (v) labor or collective bargaining agreement; (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another; (vii) deed or other document evidencing an interest in or contract to purchase or sell real property; (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys; (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee; (x) agreement between Seller and any affiliate of Seller; (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of Seller; (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $25,000 in the aggregate; (xiii) powers of attorney; (xiv) contracts containing noncompetition covenants; (xv) agreement relating to any material matter or transaction in which an interest is held by any person or entity referred to in Section 3.30; or (xvi) any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of Seller.

         All of the foregoing are hereinafter collectively referred to as the "Commitments." True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of the oral Commitments, have heretofore been delivered or made available to Purchaser. There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by Seller, and no penalties have been incurred nor are amendments pending, with respect to the Commitments. The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of Seller, may be made by any party thereto, nor has Seller waived any rights thereunder. Seller has not received notice of any default with respect to any Commitment.

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         (b) NO CANCELLATION OR TERMINATION OF COMMITMENT. Except as
contemplated hereby, Seller has not received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and Seller knows of no fact that would justify the exercise of such a right. Seller does not currently contemplate, or have reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. None of the customers or suppliers of Seller has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, Seller.

         Section 3.13. ADVERSE AGREEMENTS. Seller is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as Seller can now foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller.

         Section 3.14. INSURANCE. Seller carries property, liability, workers' compensation and such other types of insurance as is customary in Seller's industry. A list and brief description of all insurance policies of Seller are set forth in Schedule 3.14. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in Seller's industry. Such insurance shall be outstanding and duly in force without interruption up to and including the Effective Date.

         Section 3.15. PATENTS, TRADEMARKS, SERVICE MARKS AND COPYRIGHTS.

         (a) OWNERSHIP. There are no patents, trademarks, service marks and copyrights necessary to conduct Seller's business, and Seller does not use any of the same.

         Section 3.16. TRADE SECRETS AND CUSTOMER LISTS. Seller has the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by Seller. Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of Seller.

         Section 3.17. TAXES.

         (a) FILING OF TAX RETURNS AND PAYMENT OF TAXES. Seller has duly and timely filed with the appropriate governmental agencies all income, excise, corporate, franchise, property, sales, use, payroll, withholding and other tax returns (including information returns) and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such tax returns or reports are complete and accurate and properly reflect the taxes of Seller for the periods covered thereby. Seller has paid or accrued all taxes, penalties and interest that have become due with respect to any returns that it has filed and any assessments of which it is aware. Seller is not delinquent in the payment of any tax, assessment or governmental charge.

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         (b) NO PENDING DEFICIENCIES, DELINQUENCIES, ASSESSMENTS OR AUDITS. No
tax deficiency or delinquency has been asserted against Seller. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Seller that could be asserted by any taxing authority. There is no taxing authority audit of Seller pending or threatened, and the results of any completed audits are properly reflected in the Financial Statements. Seller has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

         (c) ALL WITHHOLDING REQUIREMENTS SATISFIED. All monies required to be withheld by Seller and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been
(i) collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose or (ii) properly reflected in the Financial Statements.

         (d) SAFE HARBOR LEASE; TAX EXEMPT ENTITY. None of the Assets constitute property that Purchaser, or any affiliate of Purchaser, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Assets are or will be subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

         Section 3.18. COMPLIANCE WITH LAWS. Seller has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Seller of any federal, state or local law or regulation that could affect the property or business of Seller. Seller possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted.

         Section 3.19. FINDER'S FEE. Except as set forth in Schedule 3.19, neither Seller nor any Shareholder has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         Section 3.20. LITIGATION. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Seller threatened, against or affecting, or that could affect, Seller, any of the Assets, or the business of Seller. Seller is not (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Seller or to its business, assets, operations or employees or
(ii) in default with respect to any such order, writ, injunction or decree. Seller does not know of any basis for any such action, proceeding or investigation.

         Section 3.21. ACCURACY OF INFORMATION FURNISHED. All information furnished to Purchaser by Seller hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

         Section 3.22. CONDITION OF FIXED ASSETS. All of the plants, structures and equipment included in the Assets are in good condition and repair for their intended use in the ordinary

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course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

         Section 3.23. INVENTORY. All of the inventory included in the Assets is in good, current, standard and merchantable condition and is not obsolete or defective. Purchase commitments for merchandise are not in excess of normal requirements and, taken as a whole, are not at prices in excess of market prices. Seller has presently, and at the Effective Date will have, the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

         Section 3.24. BOOKS OF ACCOUNT. The books of account of Seller have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books.

         Section 3.25. ACCOUNTS RECEIVABLE. Seller does not have any accounts receivable.

         Section 3.26. DISTRIBUTIONS AND REPURCHASES. No distribution, payment or dividend of any kind has been declared or paid by Seller on any of its capital stock at any time. No repurchase of any of Seller's capital stock has been approved or effected by Seller at any time.

         Section 3.27. BANKING RELATIONS. Set forth in Schedule 3.27 is a complete and accurate list of all arrangements that Seller has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         Section 3.28. OWNERSHIP INTERESTS OF INTERESTED PERSONS. Except as set forth in Schedule 3.28, no officer, supervisory employee, director or shareholder of Seller, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of Seller, or any organization that has a material contract or arrangement with Seller.

         Section 3.29. ENVIRONMENTAL MATTERS. Neither Seller nor any of the Assets are currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws"), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Assets. To the best knowledge of Seller, the Assets have never been used in a manner that would be in violation of any of the Environmental Laws. Seller has not obtained and is not required to obtain, and Seller has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by Seller by reason of any Environmental Laws. To the best knowledge of Seller, none of the assets owned or leased by Seller are on any federal or state "Superfund" list or subject to any environmentally related liens.

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         Section 3.30. CERTAIN PAYMENTS. To the best knowledge of Seller, neither Seller nor any director, officer or employee of Seller has paid or caused to be paid, directly or indirectly, in connection with the business of
Seller: (i) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Effective Date as if made on that date:

         Section 4.1. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         Section 4.2. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement contemplated hereby have been or will be as of the Effective Date duly executed and delivered by Purchaser and constitute or will constitute (as the case may be) legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 4.3. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

         Section 4.4. CONSENTS. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Purchaser.

         Section 4.5. COMPLIANCE WITH LAWS. Purchaser has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Purchaser of any federal, state or local law or regulation that could affect the property or business of Purchaser.

         Section 4.6. FINDER'S FEE. Purchaser has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         Section 4.7. LITIGATION. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Purchaser threatened, against or affecting, or that could affect, Purchaser or the business of Purchaser. Purchaser is not (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Purchaser or to its business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Purchaser does not know of any basis for any such action, proceeding or investigation.

                                   ARTICLE V
                               CLOSING DELIVERIES

         Section 5.1. DELIVERIES OF SELLER. Upon execution of this Agreement, Seller shall deliver to Purchaser the following, all of which shall be in a form satisfactory to counsel to Purchaser:

         (a) a bill of sale conveying the Personal Property to Purchaser;

         (b) an assignment of each lease under which Seller is lessee or lessor assigning the interest of Seller therein to Purchaser, together with, in the case of an assignment of a lessee's interest, an owner's policy of title insurance showing the lessee's interest under the lease to be vested in Purchaser;

         (c) in a form and substance satisfactory to counsel for Purchaser, (i) a deed conveying each item of Real Property to Purchaser, together with (ii) an acceptable abstract of title down dated to the Effective Date;

         (d) assignments for all funds of Seller on deposit with banks or other persons (other than Excluded Assets);

         (e) an Assignment Agreement in the form attached as Exhibit B with respect to all of Seller's rights and obligations under the commitments (the "Assignment");

         (f) a copy of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of Seller as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (g) a certificate from the Seller's President to the effect that the representations and warranties of Seller contained herein are true and correct in all respects as of the Effective Date and that Seller has complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller;

         (h) a certificate, dated within thirty days of the Effective Date, of the Secretary of State of New York establishing that Seller is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

         (i) all authorizations, consents, approvals, permits and licenses referenced in Section 3.5;

         (j) an executed three-year Noncompetition Agreement among Purchaser, Seller and each Shareholder in the form attached as Exhibit C (the "Noncompetition Agreement"); and

         (k) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Assets that are personal property and good and indefeasible title to the Assets that are real property.

         Section 5.2. DELIVERIES OF PURCHASER. At the Closing, Purchaser shall deliver to Seller:

         (a) the Cash Consideration in immediately available funds;

         (b) the Assignment;

         (c) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by Purchaser's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (d) a certificate from the Purchaser's President to the effect that the representations and warranties of Purchaser contained herein are true and correct in all respects as of the Effective Date and that Purchaser has complied with all covenants and conditions required by this Agreement to be performed or complied with by Purchaser;

         (e) a certificate, dated within thirty days of the Effective Date, of the Secretary of State of Texas, establishing that Purchaser is in existence, has paid all state taxes and otherwise is in good standing to transact business in such state.

                                   ARTICLE VI
                              POST CLOSING MATTERS

         Section 6.1. FURTHER INSTRUMENTS OF TRANSFER. Following the Closing, at the request of Purchaser, Seller and the Shareholders shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (i) vest in Purchaser good and marketable title to Assets that are personal property and good and indefeasible title to Assets that are real property and (ii) transfer to Purchaser all licenses and permits necessary for the operation of the Assets.

         Section 6.2. EMPLOYEE BENEFIT PLAN CLAIMS INCURRED. After the Effective Date, Seller shall remain liable under its medical and dental plans and commitments for any claims incurred by its employees or their spouses and dependents prior to the Effective Date. A claim shall be deemed to have been incurred upon the occurrence of an injury or the diagnosis of an illness. An incurred claim shall include any claim or series of claims related to a claim incurred prior to the Effective Date. Seller shall retain all liability for continuation coverage under Section 162(k) of the Code.

         Section 6.3. SALES TAXES APPLICABLE TO SALES PRIOR TO OR ON THE EFFECTIVE DATE. Seller shall timely file all sales tax returns with respect to sales occurring in connection with Seller's business prior to or on the Effective Date. Seller shall timely pay all sales taxes applicable to the sales reported on the tax returns referred to above. Seller shall be liable for and shall indemnify Purchaser against all sales, transfer, use, excise, registration or other taxes assessed or payable in connection with the transfer of the Assets from Seller to Purchaser. Seller and Purchaser shall sign, and otherwise shall cooperate in the preparation and filing with the appropriate governmental agencies of, any affidavits or other transfer documents that are required in connection with the transfer of vehicles or trailers that constitute part of the Assets.

                                  ARTICLE VII
                                    REMEDIES

         Section 7.1. INDEMNIFICATION BY THE SHAREHOLDERS. Subject to the terms and conditions of this Article, each Shareholder, jointly and severally shall indemnify, defend and hold Purchaser and Parent, and their respective directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such indemnitees by reason of or resulting from (i) a breach of any representation, warranty or covenant of the Corporation or Shareholder contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; or (ii) the matter identified on Schedule 3.19; provided, however, that no indemnification for Damages under this subpart
(i) of Section 9.1 shall be made until the aggregate amount of such Damages under subpart (i) of this Section 9.1 exceeds $70,000.

         Section 7.2. INDEMNIFICATION BY PURCHASER. Subject to the terms and conditions of this Article, Purchaser shall indemnify, defend and hold the Corporation and each Shareholder and its or their respective directors, officers, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting from a breach of any representation, warranty or covenant of Purchaser or Parent contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; provided, however, that no indemnification for Damages under this Section 9.2 shall be made until the aggregate amount of such Damages exceeds $70,000.

         Section 7.3. CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of the Shareholders and Purchaser (the "indemnifying party") to the other (the "party to be indemnified") under Section 9.1 and Section 9.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

         (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

         (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

         (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

         (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

         Section 7.4. WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

         Section 7.5. REMEDIES NOT EXCLUSIVE. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

         Section 7.6. COSTS, EXPENSES AND LEGAL FEES. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (i) enforcing any of the terms of this Agreement or (ii) proving that another party breached any of the terms of this Agreement.

         Section 7.7. SPECIFIC PERFORMANCE. Seller and the Shareholders acknowledge that a refusal by Seller and/or the Shareholders to consummate the transactions contemplated hereby will cause irreparable harm to Purchaser, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, Purchaser shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.1. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

         Section 8.2. ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser.

         Section 8.3. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 8.4. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto) and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 8.5. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 8.6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by Seller or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two (2) years, except for (i) representations and warranties with respect to any tax or tax-related matters or any ERISA matters, which shall survive the Closing until the running of any applicable statutes of limitation and (ii) indemnification provisions for the violation of any Environmental Law, which shall survive the Closing and shall continue indefinitely.

         Section 8.7. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

         Section 8.8. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 8.9. CONFIDENTIALITY; PUBLICITY AND DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of any stock exchange or market, (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and
(iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of Seller.

         Section 8.10. NOTICE. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

         If to the Corporation or        Finger Lake International, Inc.
         Shareholder:                    P.O. Box 240
                                         1 Speedway Drive
                                         Westport, New York  13166
                                         Attention:  Glenn Donnelly
                                         Facsimile:  (315) 834-9734


         With a copy to:                 Andrew S. Fusco, Esq.
                                         52 South Street
                                         Auburn, New York  13021
                                         Facsimile:  (315) 253-5565


         If to Purchaser:                Boundless Motor Sports Racing, Inc.
                                         2500 S. McGee Street, Suite 147
                                         Norman, Oklahoma 73072
                                         Attention:  Paul A. Kruger
                                         Facsimile:  (405) 360-5047


         With a copy to:                 Jackson Walker L.L.P.
                                         2435 N. Central Expressway, Suite 600
                                         Richardson, Texas  75080
                                         Attention:  Richard F. Dahlson
                                         Facsimile:  (972) 744-2909


Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

         Section 8.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         EXECUTED as of the date first above written.



                                     BOUNDLESS MOTOR SPORTS RACING, INC.

                                     By: /s/ Paul A. Kruger
                                         ---------------------------------------
                                         Paul A. Kruger, Chief Executive Officer



                                     BOUNDLESS RACING, INC.

                                     By: /s/ Paul A. Kruger
                                         ---------------------------------------
                                         Paul A. Kruger, Chief Executive Officer



                                     FINGER LAKE INTERNATIONAL, INC.

                                     By: /s/ Glenn Donnelly
                                         ---------------------------------
                                         Glenn Donnelly, CEO and President



                                         /s/ Glenn Donnelly
                                         -------------------
                                         Glenn Donnelly



                                         /s/ Bruno DiMatteo
                                         -------------------
                                         Bruno DiMatteo



                                         /s/ Paul Vitale
                                         -------------------
                                         Paul Vitale

                                    EXHIBIT A

                                   DEFINITIONS

         "ASSETS" shall mean, with respect to Seller, all of the business, properties and assets (real and personal, tangible and intangible) of Seller of every kind and wherever situated that are owned by Seller or in which it has any right or interest (including without limitation and to the extent owned, its business as a going concern, its goodwill, franchises and all right, title and interest in and to the use of its corporate name and any derivatives or combinations thereof; its trade-names, trademarks, trademark registrations and trademark applications, service marks, service mark registrations and service mark applications, copyrights, copyright registrations and copyright applications, patents, patent registrations and patent applications, processes, formulae, proprietary and technical information, computer software, know-how, permits, licenses, trade secrets, inventions and royalties (including all rights to sue for past infringement of any of the foregoing); its lands, leaseholds and other interests in land; its inventory of finished goods, work-in-process and raw materials, backlog, equipment and supplies; its cash, money on deposit with banks and others, certificates of deposit, commercial paper, stocks, bonds and other investments; its accounts receivable; rights under its insurance policies and warranties; its causes of action, judgments, claims and demands of whatever nature; its deferred charges, advance payments, prepaid items, claims for refunds, rights of offset and credits of all kinds; all credit balances of or inuring to Seller under any state unemployment compensation plan or fund; its rights under restrictive covenants and obligations of present and former officers and employees and of individuals and corporations; its rights under partnership or joint venture agreements or arrangements; its rights under all agreements assumed by Purchaser; and its files, papers and records relating to the aforesaid business, properties and assets) other than the Excluded Assets.

         "CASH CONSIDERATION" shall have the meaning set forth in Section
2.2(a).

         "CLOSING" shall mean the closing of the transactions contemplated by this Agreement, which shall occur as of 10:00 a.m., local time, on the Effective Date in the offices of Jackson Walker L.L.P., 2435 North Central Expressway, Suite 600, Richardson, Texas 75080.

         "CLOSING DATE" shall mean the Effective Date.

         "CODE" shall have the meaning set forth in Section 2.2(b) above.

         "COMMITMENTS" shall have the meaning set forth in Section 3.12(a).

         "DAMAGES" shall have the meaning set forth in Section 7.1.

         "EMPLOYEE BENEFIT PLAN" shall have the meaning set forth in Section
          3.9(a).

         "ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 3.29.

         "EXCLUDED ASSETS" shall mean the following assets and properties: (i) the consideration delivered to Seller pursuant to this Agreement for the Assets sold, transferred, assigned, conveyed and delivered pursuant hereto; (ii) Seller's right to enforce Purchaser's representations, warranties and covenants hereunder and the obligations of Purchaser to pay, perform or discharge the liabilities of Seller assumed by Purchaser pursuant to this Agreement and all other rights, including rights of indemnification, of Seller under this Agreement or any instrument executed pursuant hereto; (iii) Seller's Articles of Incorporation and all amendments thereto, Bylaws, corporate seal, minute books, stock books and other corporate records having exclusively to do with the corporate organization and capitalization of Seller; (iv) Seller's books of account, but Seller agrees that Purchaser shall have the right at Purchaser's request to inspect such books and make copies thereof; (v) Seller's rights to claims for refunds of taxes which cannot be assigned by law;
(vi) shares of the capital stock of Seller; and (vii) unclaimed dividends and other money and property that are held in trust by Seller or subject to escheat.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.6.

         "PERSONAL PROPERTY" shall have the meaning set forth in Section
          3.11(b).

         "PURCHASE PRICE" shall have the meaning set forth in Section 2.2(a).

         "REAL PROPERTY" shall have the meaning set forth in Section 3.11(a).



                                      A-2